UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 26, 2018

CAS MEDICAL SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13839 (Commission File Number)	06-1123096 (I.R.S. Employer Identification No.)
44 East Industrial Road, Branford, Connecticut 06405 (Address of principal executive offices, including zip code) (203) 488-6056 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

Regaining Compliance with Nasdaq Listing Rules

On January 26, 2018, CAS Medical Systems, Inc. (the "Company") received a written notification from the Nasdaq Stock Market LLC ("Nasdaq") stating that the closing bid price of the Company's common stock has been at $1.00 per share or greater for ten consecutive business days.  Accordingly, the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2) and Nasdaq considers the matter now closed.

As previously reported, on September 20, 2017, the Company received notification from Nasdaq stating that it was not in compliance with Nasdaq's minimum bid price requirements because the bid price of the Company's common stock had closed below the minimum $1.00 per share for 30 consecutive business days.  Per Nasdaq listing rules, the Company was afforded 180 calendar days, or until March 19, 2018, to regain compliance with the bid price requirement.

As also previously reported, on June 14, 2017, the Company received a deficiency letter from Nasdaq indicating that the Company, as a result of not having a market value of listed securities of at least $35 million for 30 consecutive business days, was no longer in compliance with Nasdaq Listing Rule 5550(b).  Due to the Company's level of stockholders equity at September 30, 2017, the Company regained compliance with Nasdaq Listing Rule 5550(b) and Nasdaq considered that matter closed as well.

As a result of the foregoing, the Company has now resolved all deficiencies under applicable Nasdaq Listing Rules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAS MEDICAL SYSTEMS, INC.

Date: January 29, 2018	By:	/s/ Jeffery A. Baird
Jeffery A. Baird
Chief Financial Officer

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